Exhibit 10.8

LEASE EXPANSION AND AMENDING AGREEMENT

THIS AGREEMENT made as of the 27th day of January, 2014.

B E T WE E N:

250 BOWIE HOLDINGS INC.

(the “Landlord”)

- and -

CANADA GOOSE INC.

(the “Tenant”)

WHEREAS:

A. By a lease made the 3rd day of February, 2012 (the “Lease”), the Landlord leased to the Tenant certain premises containing approximately 101,593 square feet of rentable area (the “Original Premises”), on the first floor the building municipally known as 250 Bowie Avenue, Toronto, ON (the “Building”) and shown on the plan attached as Schedule “A” to the Lease, upon and subject to the terms and conditions therein set out;

B. By a Lease Expansion and Amending Agreement made as of the 1st day of July, 2013 (the “First Expansion Agreement”), the Tenant agreed with the Landlord to lease additional premises in the Building comprising approximately 16,600 square feet of contiguous space (the “First Expansion Premises”) on the terms and conditions set forth therein. The Lease as amended by the First expansion Agreement is hereinafter referred to as the Lease;

C. The total rentable area of the Original Premises and the First Expansion Premises (collectively the “Existing Premises”) was certified as being 122,541 square feet.

D. The Tenant has agreed with the Landlord to lease additional premises in the Building comprising (i) Unit 2 on the ground floor of the Building containing approximately 10,686 square feet of space, and (ii) Units 4 and 5 on the second floor of the Building containing approximately 8,541 and 8,811 square feet of space respectively, on the terms and conditions hereinafter set forth;

E. The Landlord and the Tenant have agreed to amend the Lease in accordance with and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of Two Dollars ($2.00) now paid by each party to the other (the receipt and sufficiency of which are hereby acknowledged) and other mutual covenants and agreements, the parties do hereby agree as follows:

1.	The foregoing recitals are true in substance and in fact.

2.	The Landlord hereby leases to the Tenant, and the Tenant agrees to lease from the Landlord, those certain additional premises in the Building being comprised of (i) Unit 2 on the ground floor of the Building (the “Ground Floor Expansion”) containing approximately 10,686 square feet of rentable area, and (ii) Units 4 and 5 on the second floor of the Building (the “Second Floor Expansion”) containing approximately 8,541 and 8,811 square feet of rentable area respectively, all as shown cross-hatched in black on Schedule “A” attached hereto (collectively the “Expansion Premises”) for a term commencing on March 1, 2014 (the “Effective Date”) and expiring on June 30, 2023, upon the same terms, covenants and conditions as are contained in the Lease (including, without limitation, all covenants personal to the Tenant which may not run with the land) except that there shall be no inducement or allowance payable by the Landlord to the Tenant for the Expansion Premises, except as otherwise provided herein. Without limiting the provisions of Section 1.03 of the Lease, the use and occupation by the Tenant of the Premises shall entitle the Tenant to the non-exclusive use of the the common loading dock as shown hatched and in yellow on Schedule “A-1” attached hereto.

3.	From and after January 27, 2014 until the Effective Date, and provided the Tenant has delivered to the Landlord evidence of the Tenant’s insurance in accordance with the Lease, the Tenant may go into exclusive possession of the Ground Floor Expansion for the use as a storage area. The period from January 27, 2014 to the day prior to the Effective Date shall hereinafter be described as the “Storage Period”. During the Storage Period provided for herein, all terms and conditions of the Lease shall apply, except the Tenant shall not be responsible for the payment of any Base Rent or Additional Rent for the Ground Floor Expansion other than any costs or expenses arising as a result of the Tenant’s default under the Lease.

4.	(a) The Landlord covenants and agrees that it shall complete the Landlord’s work set out on Schedule “B” attached to this Agreement (“Landlord’s Expansion Work”), at Landlord’s sole cost and expense, by no later than March 31, 2014. Landlord warrants that as at April 1, 2014, all Structural Elements of the Expansion Premises (including the roof) and the Building systems serving the Expansion Premises (including but not limited to the HVAC system) will be in good working order and repair and that the Expansion Premises complies with all then applicable building codes.

(b) In addition to the HVAC units to be supplied by the Landlord in accordance with paragraph 2 of Schedule “B”, the Tenant may supply and install for the exclusive use of the Premises HVAC units in locations to be designated by the Tenant, as per approved plans.

(c) In addition to the work set out above, the Landlord covenants and agrees to construct a new parking area, at Landlord’s sole cost and expense, by the south-east corner of the Building (the “New Parking Area”) for the exclusive use of the Tenant save and except that the Landlord shall be entitled to set aside up to three (3) non-exclusive guest parking spots upon the New Parking Area for guests of the Building. Landlord shall commence construction of the New Parking Area as soon as weather permits and use reasonable commercial efforts to have it completed and ready for use by the Tenant by no later than May 31, 2014. Notwithstanding the foregoing, the Landlord will construct the New Parking Area without obtaining prior municipal approval but will use its best efforts to obtain approval if required. In the event the relevant authorities prevent or frustrate the construction of the New Parking Area, the Landlord shall not be held responsible for any delays or failure to complete construction.

(d) The Tenant shall have the right, at the Tenant’s sole cost and expense, to install a staircase within the Premises to the second floor in the Building to the Tenant’s specifications.

5.	The Landlord covenants and agrees that throughout the balance of the term of the Lease, the Tenant shall have exclusive use of all but two (2) of the parking spaces on the east side of the Building south of the southernmost exit door, as shown in yellow in Schedule A-2 hereto. The Tenant shall have the right to place signage on all such parking spaces identifying them as exclusive parking for the Tenant.

6.	The Lease is hereby further amended as follows:

(a)	From and after the Effective Date, all references in the Lease to the “Premises” shall be deemed to mean the Existing Premises plus the Expansion Premises.

(b)	The Base Rent payable under Section 5.02 of the Lease for the Premises (the Existing Premises and the Expansion Premises (being approximately 150,579 square feet) shall be as follows:

Period of Time	Annual Base Rent	Monthly Base Rent	Amount Per Square Foot of Rentable Area
March 1, 2014 to June 30, 2023	$1,054,053	$87,837.75	$7.00

Notwithstanding the above, the Landlord and Tenant agree that the Tenant shall not be required to pay Base Rent on the Expansion Premises for the period commencing on March 1, 2014 and expiring on June 30, 2014. Notwithstanding the foregoing, the Tenant agrees that it shall pay Additional Rent for the Expansion Premises commencing on March 1, 2014.

(c)

The Tenant shall have the option to lease those premises in the Building known as Unit 6 containing approximately 6,400 square feet and shown cross-hatched on Schedule “A-1” in purple (the “Option Premises”). To exercise such option, the Tenant shall give the Landlord written notice exercising such option (the “Notice”) which Notice must be delivered by the Tenant to the Landlord no earlier than February 1, 2015 and by no later than March 1, 2015 failing which the right to lease the Option Premises as provided in this paragraph (c) shall be null and void. The lease of the Option Premises shall commence on the date which is thirty (30) days from the date of the Notice (unless the parties mutually agree on an earlier possession date) and shall run co-terminus with the Lease and shall be upon the same terms, covenants and conditions as are contained in the Lease (including, without limitation, the Base Rent and all covenants personal to the Tenant which may not run with the land) except that (i) there shall be no inducement or allowance payable by the Landlord to the Tenant for the Option Premises, and (ii) Landlord warrants that as at the commencement of the Term of the Option Premises, there will be sufficient HVAC serving the Option Space for immediate use and all Structural Elements of the Option Premises (including the roof) and the Building systems serving the Option Premises (including but not limited to the HVAC system) will be in good working order and repair and that the Option Premises shall comply with then applicable building codes. If the Tenant exercises its option to lease the Option Premises then the parties shall enter into a Lease Expansion and Amending Agreement to reflect the expansion within thirty (30) days of the exercise of the option to expand.

(d)	If at any time those premises in the Building identified as Unit 1 comprising approximately 8,100 square feet of rentable area and shown hatched and in green on Schedule “A-1” attached hereto (the “Unit 1 Premises”) become available to lease, the Landlord shall forthwith notify the Tenant, in writing, as to the date the Unit 1 Premises will be vacant and available to lease, and the Tenant shall have fifteen (15) days from the date the Tenant receives the notice from the Landlord to advise the Landlord that it elects to Lease the Unit 1 Premises from the Landlord. Should the Tenant so elect to lease the Unit 1 Premises, the lease of the Unit 1 Premises shall be on the same terms as the Lease, save and except for the Base Rent which shall be negotiated at the time (and if the parties are unable to agree on the Base Rent, same shall be determined by arbitration in the manner contemplated in last three sentences of Section 21.01 of the Lease) and the Unit 1 Premises will be provided on an “as is” basis. If the Tenant leases the Unit 1 Premises pursuant to this paragraph (d), then the parties shall enter into a Lease Expansion and Amending Agreement to reflect the expansion within thirty (30) days of the date the Tenant exercises its right to lease the Unit 1 Premises.

(e)

Upon written request from the Tenant, the Landlord covenants and agrees to use its reasonable best efforts to relocate the existing tenant in the Unit 1 Premises (the “Existing Tenant”) to another location in the Building, if available. If the Landlord is able to relocate the Existing Tenant to other premises, the Landlord shall notify the Tenant, in writing, (the “Relocation Notice”) as to the date vacant possession of the Unit 1 Premises will be available for lease by the Tenant (the “Vacancy Date”) and the out-of-pocket costs (including any applicable rental rate/income differential) to be paid by the Landlord to relocate the Existing Tenant (the “Relocation Costs”). Upon receipt of the Relocation Notice, the Tenant shall have ten (10) business days to advise the Landlord that it will lease the Unit 1 Premises from the Landlord for a term commencing on the Vacancy Date on the same terms as the Lease, provided that the Tenant shall also agree to reimburse the Landlord for the Relocation Costs in an amount not to exceed the

Relocations Costs set out in the Relocation Notice. If the Tenant leases the Unit 1 Premises pursuant to this paragraph (e), then the parties shall enter into a Lease Expansion and Amending Agreement to reflect the expansion within thirty (30) days.

7.	Landlord and Tenant acknowledge that neither of them have retained the services of a broker or agent in connection with this Agreement.

8.	Except as hereby amended, the parties confirm that the terms, covenants and conditions of the Lease remain unchanged and in full force and effect.

9.	It is understood and agreed that all terms and expressions when used in this Agreement, unless a contrary intention is expressed herein, have the same meaning as they have in the Lease.

10.	This Lease Extension and Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, as the case may be.

IN WITNESS WHEREOF the parties have hereto duly executed this Lease Extension Agreement.

250 BOWIE HOLDINGS INC.

(Landlord)

Per:	/s/ Authorized Person
Name:

Title: A.S.O.

I have authority to bind the Corporation.

CANADA GOOSE INC.

(Tenant)

Per:	/s/ Dani Reiss
Name: Dani Reiss

Title: CEO

Per:	/s/ John Black
Name: John Black
Title: CFO

I/We have authority to bind the Corporation

SCHEDULE “A”

FLOOR PLAN SHOWING EXPANSION PREMISES

SCHEDULE “A-1”

FLOOR PLAN SHOWING OPTION PREMISES AND RELOCATION PREMISES

SCHEDULE “A-2”

PARKING PLAN SHOWING EXCLUSIVE USE ON EASTERN ELEVATION

SCHEDULE “B”

LANDLORD’S WORK

LANDLORD’S WORK:

The Landlord shall provide the Expansion Premises to the Tenant in the same condition the Landlord was required to provide the original Premises to the Tenant under the Lease as set out on Schedule “B” to the original Lease.

The Landlord, without limiting the above, shall be responsible for the following:

1. Landlord to erect a demising wall between the Expansion Premises and the rest of the Building per Tenant’s concept design plan (as is). As at the date of execution of this Agreement, the Tenant acknowledges that the Landlord has completed the demising wall

2.	Landlord has supplied two (2) new ten (10) tonne additional HV AC units in locations identified on Schedule B-1.

3. Electrical Capacity for the Expansion Premises: Landlord to provide for the Expansion Premises an electrical supply capacity of 200 AMPS @ 600/347 volt 3 phase 4 wire.

4.	Total electrical capacity of the entire Premises to be 1200 AMPS @ 600/347 volt 3 phase 4 wire.

5.	Repair and reinforce any damaged Structural I-beams.

6. Repair roof and window leaks in the entire Premises, as per the terms of the Lease. For greater certainty, the Expansion Premises becomes part of the Premises and the same covenants apply.

7. In the Ground Floor Expansion Premises, cover the exterior facing glass from the inside wall with a reinforced full height plywood-backed drywall or block wall.

8. Remove any prior tenant’s trade fixtures and chattels and turn over premises to Tenant in a clean and broom swept condition ready for the Tenant to commence its work. As at the date of execution of this Agreement, the Tenant acknowledges that the Landlord has provided the Expansion Premises in a clean and broom swept condition ready for the Tenant to commence its work.

All such work shall be completed in a good and workmanlike manner in accordance with all then applicable laws including, without limitation, building codes.

All to be completed by the Landlord at Landlord’s sole cost and expense unless otherwise provided in this Schedule “B”.

SCHEDULE “B-1”

LOCATION OF HVAC UNITS